Exhibit 5.1

January 2, 2002

DataMEG Corp.
10800 Sikes Place, Suite 300
Charlotte, North Carolina  28277

Gentlemen and Ladies:

          At your request, this firm has acted as counsel for DataMEG Corp., a New York corporation (the "Company"), in connection with preparation of the Company's Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended, concerning registration of:

          (a) Up to 2,000,000 shares of the Company's common stock, $0.01 par value upon exercise of some or all of the Company's outstanding warrants all of which are currently held by Quantum Advanced Technologies, Inc.,

          (b) Up to 15,000,000 shares of the Company's common stock that is currently held by former shareholders of North Electric Company, Inc.

          (c) Up to 5,000,000 shares of the Company's common stock that may be received by North Atlantic Partners LLC pursuant to an Equity Line of Credit,

          (d) Up to 1,500,000 shares of the Company's common stock that is currently held by North Atlantic, and

          (e) Up to 5,000,000 shares of the Company's common stock that it may offer from time to time at prices and on terms to be determined by market conditions at the time they make the offer.

          This firm has examined the Certificate Of Incorporation, the Bylaws of the Company and the record of the Company's corporate proceedings concerning the registration described above. In addition, this firm has examined such other certificates, agreements, documents and papers, and have made such other inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In these examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters I have relied upon certificates and advice from various state authorities and public officials, and have assumed the accuracy of the material and the factual matters contained herein.

          Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is the opinion of this firm that the shares of Common Stock will have been legally issued and will constitute fully paid and non-assessable shares of the Company's Common Stock.

          We hereby consent (a) to be named in the Registration
Statement and in the prospectus that constitutes a part of the Registration Statement as acting as counsel in connection with the offering, including with respect to the issuance of securities offered in the offering; and (b) to the filing of this opinion as an exhibit to the Registration Statement.

          This opinion is to be used solely for the purpose of the registration of the Common Stock and may not be used for any other purpose.

                           Sincerely,
                           Law Office of James G. Dodrill II, PA

                   By: /s/ James G. Dodrill II, Esq.